UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2008

TEXTRON INC.

 (Exact name of Registrant as specified in its charter)

Delaware	I-5480	05-0315468
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification Number)

40 Westminster Street, Providence, Rhode Island 02903
(Address of principal executive offices)

Registrant’s telephone number, including area code: (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)           On June 30, 2008, Textron Inc. (“Textron”) announced the appointment of Scott C. Donnelly to the position of Executive Vice President and Chief Operating Officer of Textron, effective immediately.

Mr. Donnelly, 46, will be joining Textron from General Electric, where he has been the president and CEO of General Electric Company’s Aviation business unit since July 2005.  GE’s Aviation business unit is a $16 billion maker of commercial and military jet engines and components as well as integrated digital, electric power and mechanical systems for aircraft. Prior to July 2005, Mr. Donnelly served as senior vice president of GE Global Research, one of the world’s largest and most diversified industrial research organizations with facilities in the U.S., India, China and Germany, and held various other management positions since joining General Electric in 1989.

Mr. Donnelly has entered into a letter agreement with Textron which provides for an annual base salary of $850,000 and for participation in Textron’s annual incentive plan for 2008 at a target award level of 90% and subject to the same performance goals as comparable executives, but which payment will not be less than $1,320,000 as a “make whole” minimum for his foregone annual incentive payment at his former employer.  In future years, Mr. Donnelly’s target award level for annual incentive compensation will be at least 90% of base salary, with actual payouts varying based upon performance.

Mr. Donnelly also will be awarded (i) three pro rata awards of performance share units which are earned based on Textron’s performance on earnings per share and return on invested capital for the award cycles ending in 2008, 2009 and 2010 with a combined value of $2,100,000 and (ii) stock options to acquire up to 200,000 shares of Textron common stock, plus cash, valued in the aggregate at $2,510,000 which options will vest in 20% annual installments beginning on August 1, 2010.  In 2009, Mr. Donnelly will be granted long-term equity incentive awards valued at $3,500,000 under the same annual grant cycle and award program applicable to Textron’s other executive officers.

In recognition of awards granted by his prior employer that will be forfeited upon his departure from GE, Mr. Donnelly will receive a cash payment of $2,100,000 payable by September 30, 2008 and an additional cash payment of $2,000,000 payable by February 28, 2009.  In addition, Textron will grant to Mr. Donnelly restricted stock units with a value of $7,500,000, which will pay dividend equivalents until vesting and 25% of which will vest on the anniversary of the grant date in each of 2009, 2010 and 2011 and the remaining 25% of which will vest ratably in 2012, 2013 and 2016.

Mr. Donnelly will be eligible to participate in Textron’s benefit plans and programs for key executives, all in a manner and on terms and conditions substantially similar to other Textron executive officers.  While Mr. Donnelly’s employment with

Textron is terminable at will by Textron, in the event of an involuntary termination other than for cause or a termination for Good Reason (as defined in the letter agreement), Mr. Donnelly would vest in certain benefits and receive separation benefits including a payment of two times his salary and bonus or, if such events occur after a change in control, three times his salary and bonus.

The foregoing description is a summary of the compensation arrangements with Mr. Donnelly and is qualified by reference to his letter agreement, which will be included as an exhibit to Textron’s second quarter Form 10-Q.  The valuation of equity awards will be based upon calculations performed by a compensation consultant and involve a variety of assumptions.

Item 9.01          Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit Number	Description

99.1	Press release dated June 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

Date: June 30, 2008	By:	/s/ Terrence O’Donnell
Terrence O’Donnell
Executive Vice President and General Counsel